Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cardtronics, Inc.:
We consent to the use of (i) our report dated March 30, 2007, with respect to the consolidated balance sheets of Cardtronics, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2006, and (ii) our report dated May 10, 2005, with respect to the consolidated balance sheets of ATM Company (as defined in the notes to those financial statements) as of December 31, 2002 and 2003 and June 30, 2004, and the related consolidated statements of operations, stockholder’s equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2003 and for the six-month period ended June 30, 2004, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our audit report dated March 30, 2007 covering the December 31, 2006 consolidated financial statements for Cardtronics, Inc. contains an explanatory paragraph that states that Cardtronics, Inc. adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-based Payment, on January 1, 2006. In addition, our audit report dated May 10, 2005 covering the financial statements for ATM Company contains an explanatory paragraph that states that ATM Company adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003.
/s/ KPMG LLP
Houston, Texas
December 10, 2007